SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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DaVita Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2005

TO	OUR STOCKHOLDERS:

We will hold our 2005 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Friday, May 13, 2005 at 9:30 a.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To elect eight directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

(2)	To amend and restate the DaVita Inc. Executive Incentive Plan;

(3)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005; and

(4)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2004 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and

Secretary

El	Segundo, California

April 11, 2005

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement on or about April 14, 2005 in connection with the solicitation of proxies by our Board of Directors, for use at our 2005 annual meeting of stockholders, which we will hold on Friday, May 13, 2005 at 9:30 a.m., San Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 31, 2005. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 601 Hawaii Street, El Segundo, California 90245, and our telephone number is (800) 310-4872.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is not revoked will be voted at the meeting:

•	For each nominee to our Board of Directors;

•	For the amendment and restatement of the DaVita Inc. Executive Incentive Plan;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005; and

•	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 99,980,000 shares of common stock outstanding and approximately 2,920 stockholders of record. Each stockholder is entitled to one vote on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders of record who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes required for proposals

Directors are elected by a plurality of the votes cast, which means that the eight nominees with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

Approval of the amendment and restatement of the DaVita Inc. Executive Incentive Plan and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005 each requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions with respect to a proposal will be treated as votes against the proposal. Broker non-votes with respect to these proposals will not be considered as present and entitled to vote on these proposals, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Adjustments for stock split

Except as otherwise specifically noted herein, all share numbers and per-share data contained in this proxy statement have been adjusted for all periods presented to retroactively reflect the effects of a three-for-two stock split of our common stock in the form of a stock dividend that was approved by our Board of Directors. Our common stock began trading on a post-split basis on June 16, 2004.

Proxy solicitation costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained Georgeson Shareholder Communications Inc., or Georgeson, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $9,500 plus reimbursement for out-of-pocket expenses. Georgeson and our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We will indemnify Georgeson against liabilities and expenses arising in connection with the proxy solicitation unless caused by Georgeson’s gross negligence or intentional misconduct.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect eight directors to serve until the 2006 annual meeting of stockholders or until their respective successors are elected and qualified. Seven of the eight directors have been determined to be independent under the listing standards of the New York Stock Exchange (the “NYSE”). Please see the section titled “Director independence” below for more information. The Nominating and Governance Committee of our Board of Directors has recommended, and our Board of Directors has nominated, Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, Michele J. Hooper, C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, M.D. and Kent J. Thiry for election as directors. All of these individuals are currently members of our Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information concerning members of our Board of Directors

Name	Age	Position
Nancy-Ann DeParle	48	Director
Richard B. Fontaine	61	Director
Peter T. Grauer	59	Director
Michele J. Hooper	53	Director
C. Raymond Larkin, Jr.	56	Director
John M. Nehra	56	Director
William L. Roper, M.D.	56	Director
Kent J. Thiry	49	Chairman of the Board and Chief Executive Officer

Nancy-Ann DeParle has been one of our directors since May 2001. Ms. DeParle served as the Administrator of the Health Care Financing Administration, or HCFA, from November 1997 until October 2000. From 1993 until joining HCFA, Ms. DeParle was Associate Director for Health and Personnel at the White House Office of Management and Budget. Since February 2001, Ms. DeParle has been a senior advisor to JPMorgan Partners, LLC, a private equity firm, and since June 2001 an adjunct professor at the Wharton School of the University of Pennsylvania. She is a member of the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues and is a trustee of the Robert Wood Johnson Foundation. Ms. DeParle is also a director of Accredo Health, Inc., Cerner Corporation, Guidant Corporation, and Triad Hospitals, Inc.

Richard B. Fontaine has been one of our directors since November 1999. Mr. Fontaine has been an independent health care consultant since 1992. Mr. Fontaine has also been an adjunct instructor at Westminster College since 1992. From June 1995 to September 1995, he served as interim chief executive officer of Health Advantage, Inc., a subsidiary of Vivra Specialty Partners, Inc. In 1993, he served as interim chief executive officer of Vivocell Therapy, Inc. From 1988 to 1992, he was senior vice president of CR&R Incorporated. From 1984 to 1988, he was vice president, business development, of Caremark, Inc.

Peter T. Grauer has been one of our directors since August 1994. Mr. Grauer has been chairman of the board of Bloomberg, Inc. since April 2001, and its president and treasurer since March 2002. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette, or DLJ, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking.

Michele J. Hooper has been one of our directors since July 2003. Ms. Hooper has been the managing partner of The Directors’ Council, a partnership that focuses on corporate board search and advisory services since February 2001. Ms. Hooper has also been president of MJH Consulting, LLC, which provides strategic and operations consulting, since January 2001. From August 1999 until June 2000, Ms. Hooper was president and chief executive officer of Voyager Expanded Learning. From July 1998 until the company’s acquisition in July 1999, she was president and chief executive officer of Stadtlander Drug Company, Inc. From 1992 until July 1998, Ms. Hooper served in a number of senior management positions for Caremark International Inc., including corporate vice president and president, International Business Group. From 1976 until 1993, Ms. Hooper worked for Baxter International Inc., including as president of the Alternate Site Division and president of Baxter Corporation, Canada. Ms. Hooper is also a director of AstraZeneca PLC, PPG Industries, Inc. and Target Corporation.

C. Raymond Larkin, Jr. has been one of our directors since December 1999. Mr. Larkin has been chairman of the board and chief executive officer of Eunoe Inc. since August 2002. Mr. Larkin has been managing director of Group Outcome LLC since June 1998. From 1983 to March 1998, he held various executive positions with Nellcor Incorporated, a medical products company, for which he served as president and chief executive officer from 1989 until August 1995, when he became president and chief executive officer of Nellcor Puritan Bennett Incorporated upon the merger of Nellcor Incorporated with Puritan-Bennett Corporation. Mr. Larkin is also a director of Align Technology, Inc. and Hangar Inc.

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates, a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra has also been managing general partner of Catalyst Ventures, a venture capital firm, since 1989. Mr. Nehra is also a director of Aradigm Corporation.

William L. Roper, M.D. has been one of our directors since May 2001. In March 2004, Dr. Roper became chief executive officer of the University of North Carolina Health Care System, Dean of the UNC School of Medicine and Vice Chancellor for Medical Affairs of UNC. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as Director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of HCFA from 1986 to 1989. Dr. Roper is also a director of Delhaize Group and a trustee of the Robert Wood Johnson Foundation.

Kent J. Thiry became our chairman of the board and chief executive officer in October 1999. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated, or Vivra, after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From

April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president.

Director independence

Under the listing standards of the NYSE, a majority of the members of our Board of Directors must satisfy the NYSE criteria for “independence.” No director qualifies under the NYSE listing standards unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Thiry, are independent under the NYSE listing standards. Each member of the committees of the Board of Directors meets the independence requirements applicable to those committees. In making such determinations the Board of Directors considered the following relationships: Ms. DeParle and Dr. Roper both serve on the board of the Robert Wood Johnson Foundation, Mr. Fontaine made a charitable contribution to the KT Family Foundation, a 501(c)(3) tax exempt private foundation funded in part by Mr. Thiry which provides educational grants to children and grandchildren of our teammates, and Ms. DeParle is a senior advisor to an affiliate of JP Morgan Securities Inc. and JPMorgan Chase Bank, N.A. as described under “Certain Relationships and Related Transactions.”

Meetings of non-management directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors. Mr. Grauer is the presiding director over all executive sessions of the Board of Directors.

Communications with the Board of Directors

Any stockholder who desires to contact the non-management lead director, Mr. Grauer, may do so by sending an email to leaddirector.grauer@davita.com. In addition, any stockholder who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Secretary, DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. Copies of written communications received by the Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Meetings

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting, only our chairman, Mr. Thiry, attended the meeting.

Information regarding our Board of Directors and its committees

Our Board of Directors met nine times during 2004. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he or she served during 2004. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee and the Clinical Performance Committee.

Audit Committee

In 2004, our Audit Committee consisted of Mr. Larkin, Ms. DeParle and Mr. Nehra. Mr. Larkin is the chair of the Audit Committee. Our Board of Directors has determined that Mr. Larkin qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and that each of the members of our Audit Committee is “independent” and “financially literate” under the listing standards of the NYSE. Our Board of Directors has adopted a written charter for our Audit Committee. The charter can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com, and is included with this proxy statement as Appendix A. Our Audit Committee (a) monitors the integrity of our period-end financial reporting processes and system of internal controls over financial reporting, disclosure controls and legal compliance, (b) appoints our independent registered public accounting firm, (c) monitors the independence and performance of our independent registered public accounting firm and internal auditing department, and (d) provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and our Board of Directors. The Audit Committee must also pre-approve audit and all other services performed by the independent registered public accounting firm. Our pre-approval policy is available on our website located at http://www.davita.com. The Audit Committee met eight times during 2004, including meetings held with the independent registered public accounting firm and management each quarter prior to the release of the company’s financial statements. The Audit Committee met with the independent registered public accounting firm without management present on four occasions in 2004.

Compensation Committee

In 2004, our Compensation Committee consisted of Mr. Fontaine, Mr. Nehra and Mr. Grauer, with Mr. Fontaine serving as the chair of the Compensation Committee. On March 30, 2005, Mr. Nehra was appointed as the new chair of the Compensation Committee. Each of the members of our Compensation Committee is independent in accordance with the listing standards of the NYSE. Each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Internal Revenue Service Regulations. Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes specific recommendations and decisions regarding their compensation to the Board of Directors, or in the case of the chief executive officer, the independent directors acting as a committee of the Board, with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The Compensation Committee met five times during 2004. The charter of the Compensation Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Nominating and Governance Committee

Generally, our Nominating and Governance Committee consists of all of our independent directors. In 2004, our Nominating and Governance Committee consisted of Mr. Larkin, Ms. DeParle, Mr. Fontaine, Mr. Grauer, Mr. Nehra and Dr. Roper. Our lead independent director is the chair of the Nominating and Governance Committee. Mr. Grauer serves as our lead independent director. The charter of the Nominating and Governance Committee and our corporate governance guidelines can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Our Nominating and Governance Committee reviews and makes recommendations to the Board of Directors about the company’s governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of the Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to the Board of Directors regarding the membership and chairs of the committees of the Board of Directors. The Nominating and Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. The committee also considers continuing director tenure and takes steps as may be appropriate to ensure that the Board of Directors maintains an openness to new ideas and a willingness to re-examine the status quo. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: DaVita Inc., 601 Hawaii Street, El Segundo, California 90245. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. The Nominating and Governance Committee met three times during 2004. The committee met in March 2005 to review and nominate the candidates standing for election at the 2005 annual meeting of stockholders.

Compliance Committee

In 2004, our Compliance Committee consisted of Dr. Roper and Mr. Larkin, with Dr. Roper serving as chair. Each of the members of our Compliance Committee is independent in accordance with the listing standards of the NYSE. Our Compliance Committee oversees and monitors the effectiveness of our corporate compliance program, reviews significant compliance risk areas, other than those areas addressed by the Audit Committee, and the steps management is taking to monitor, control and report risk exposures. The Compliance Committee meets regularly with our chief compliance officer. The Compliance Committee met six times during 2004. At least one member of our Audit Committee also serves on our Compliance Committee. The charter of the Compliance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Public Policy Committee

In March 2004, the Board of Directors established the Public Policy Committee. In 2004, our Public Policy Committee consisted of Ms. DeParle and Dr. Roper, with Ms. DeParle serving as the chair. Each of the members of our Public Policy Committee is independent in accordance with the listing standards of the NYSE. Our Public Policy Committee advises the Board of Directors on public policy and makes recommendations to the Board of Directors as to policies and procedures relating to issues of public policy and government relations. The Public Policy Committee met three times during 2004. The charter of the Public Policy Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Clinical Performance Committee

In March 2004, the Board of Directors established the Clinical Performance Committee. In 2004, our Clinical Performance Committee consisted of Ms. Hooper, Mr. Fontaine, Mr. Nehra and Dr. Roper, with Dr. Roper serving as the chair. Each of the members of our Clinical Performance Committee is independent in accordance with the listing standards of the NYSE. Our Clinical Performance Committee advises the Board of Directors on clinical performance issues facing the company and makes recommendations to management and to the Board of Directors as to policies and procedures relating to issues of clinical performance. The Clinical Performance Committee met three times during 2004. The charter of the Clinical Performance Committee can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

Compensation of directors

Directors who are our employees or officers do not receive compensation for service on our Board of Directors or any committee of the Board of Directors. Each of our directors who is not one of our officers or employees is entitled to receive a retainer of $24,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year), and additional compensation of $4,000 for each Board of Directors meeting attended in person and $2,000 for each meeting held via telephone conference that lasts more than one and one half hours. For committee meetings, additional compensation of $2,000 per meeting is paid for each meeting attended in person and for each meeting held via telephone that lasts more than one hour, except that the meeting fee is $1,500 for members of the Public Policy and Clinical Performance Committees and $2,500 for the chairs of these two committees. For the Compensation and Nominating and Governance Committees, no committee meeting fees were paid for committee meetings held on regular Board of Directors meeting dates. For the Audit, Compliance, Public Policy and Clinical Performance Committees, separate committee meeting fees were paid for committee meetings held on regular Board of Directors meeting dates. Effective March 30, 2005, committee meeting fees are paid for all committee meetings, except that no fees are paid for Nominating and Governance Committee meetings held on regular Board of Directors meeting dates.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive an additional retainer of $20,000 per year, paid quarterly in arrears (half in cash and half in deferred stock units that vest after one year). If the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, he or she will only receive a total additional retainer of $20,000 (not $40,000) per year. We also reimburse our directors for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors and other company business.

In addition, each director who is not one of our officers or employees is entitled to receive options to purchase 8,000 shares of our common stock each time he or she is elected to serve on our Board of Directors by our stockholders. These options are granted on the date of our annual meeting of stockholders, have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest over two years at an annual rate of 50% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control, and expire five years after the date of grant. Effective on the date of our 2005 annual meeting of stockholders, the number of options granted annually to our non-management directors will increase from 8,000 to 12,000 to reflect the stock split and will be granted on the same terms as prior grants except that the options will vest in full on the date of the following annual meeting of stockholders.

The chairs of the Audit, Compensation and Compliance Committees and the lead independent director also receive additional options to purchase 4,000 shares of our common stock for each year of service in these roles. These options are granted on the date of our annual meeting of stockholders, have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant, vest over three years at an annual rate of one-third beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change in control, and expire after five years. Effective on the date of our 2005 annual meeting of stockholders, the number of options granted annually to the chairs of the Audit, Compensation and Compliance Committees and the lead independent director will increase from 4,000 to 6,000 to reflect the stock split and will be granted on the same terms as prior grants except that the options will vest in full on the date of the following annual meeting of stockholders. Vesting of these options continues so long as the director continues to serve on our Board of Directors even if he or she is no longer a committee chair or lead independent director. In addition to these options, each of the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receives additional deferred stock units for 1,500 shares that are granted on the date of our annual meeting of stockholders and that vest one year after the date of grant. If the lead independent director also serves as a committee chair, he or she will not receive an additional option grant or grant of deferred stock units.

Each new member of our Board of Directors who is not one of our employees or officers receives a one-time grant of an option to purchase 15,000 shares of our common stock that is granted upon initial appointment to our Board of Directors, with a per share price equal to the fair market value of a share of our common stock on the date of grant, that vests over four years at an annual rate of 25% beginning on the first anniversary of the date of grant, with acceleration of vesting upon a change of control and that expires five years after the date of grant.

In accordance with the foregoing, in 2004 Mr. Fontaine, Mr. Grauer, Mr. Larkin and Dr. Roper each received options to purchase 18,000 shares, and Ms. DeParle, Ms. Hooper and Mr. Nehra each received options to purchase 12,000 shares (in each case, as adjusted for the stock split). In addition, each of Ms. DeParle, Mr. Fontaine, Mr. Grauer, Mr. Larkin and Dr. Roper received 2,250 deferred stock units (as adjusted for the stock split).

Board of Directors share ownership policy

We have a share ownership policy which applies to all non-management members of our Board of Directors. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock.

Both shares owned directly and shares underlying vested, unexercised stock options and vested deferred stock units are counted in determining compliance with the policy. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board of Directors member in excess of $100,000; or

•	three times the annual Board of Directors retainer of $24,000, or $72,000.

Effective March 30, 2005, this share ownership policy was revised to increase the target ownership from three times the annual Board of Directors retainer to five times such retainer, or $120,000. Each of the members of the Board of Directors standing for re-election meets the 2004 and the revised share ownership guidelines. Mr. Thiry, as chief executive officer, is subject to the management share ownership policy described in the executive compensation section of this proxy statement and meets the guidelines set forth in that policy.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF DAVITA INC. EXECUTIVE INCENTIVE PLAN

Our stockholders approved the DaVita Inc. Executive Incentive Plan at the annual meeting of stockholders held on June 5, 2001. Our Board of Directors has approved a number of amendments to that plan, subject to approval by our stockholders. The most significant amendment is to increase the maximum amount that can be paid under the plan to any participant for any calendar year from $5 million to $10 million. We are seeking stockholder approval of the plan, as amended and restated. The plan, both as originally adopted, and as amended and restated, is intended to ensure that annual incentive awards paid to senior executives can be fully tax deductible as performance-based compensation, within the meaning of Section 162(m) of the Internal Revenue Code and the rules and regulations thereunder (“Section 162(m)”).

Under Section 162(m), the amount that we may deduct for federal income tax purposes for compensation paid to our chief executive officer and any of our four other highest paid executive officers in any tax year is generally limited to $1 million per individual, unless the payments are made based upon the attainment of pre-established performance goals that are approved by our stockholders.

If the proposal to approve the plan, as amended and restated, is not passed at this meeting, the various amendments to the plan approved by our Board of Directors will not take effect and the plan will remain as originally approved by our stockholders in 2001. A summary of the features of the plan, as amended and restated, is provided below. The full text of the plan, as amended and restated, is set forth as Appendix B to this proxy statement. Except where otherwise noted, the references to the plan in the summary description are to the plan, as amended and restated.

Summary description of the plan

Our chief executive officer and each other executive officer whose annual compensation for a taxable year is determined by the Compensation Committee to be likely not to be deductible, in whole or in part, unless the compensation qualifies as performance-based under Section 162(m) are eligible to participate in the plan. Mr. Thiry, Mr. Mello and Mr. Kelly will be the only executive officers eligible to participate in the plan for 2005. The Compensation Committee has determined that the performance goals established under the plan for 2004 were exceeded. For 2004, Mr. Thiry, Mr. Mello and Mr. Kelly participated in the plan and received cash awards thereunder as follows: $1,975,000 for Mr. Thiry, $400,000 for Mr. Mello, and $111,120 for Mr. Kelly. Mr. Kelly’s employment with the company commenced in June 2004 and his bonus represents a prorated amount for the portion of the year that he was employed with the company. In addition, each of Mr. Thiry, Mr. Mello and Mr. Kelly are expected to receive an equity-based award under the plan for 2004 which has not yet been determined. The Compensation Committee has approved, subject to the approval of the amended and restated plan by our stockholders at the 2005 annual meeting of stockholders, the payment of an award to Mr. Thiry for 2004 in an amount of up to $7 million. If the amended and restated plan is not approved by our stockholders at the 2005 annual meeting of stockholders, Mr. Thiry’s award for 2004 will be limited to the $5 million maximum award permitted under the terms of the plan as originally approved by our stockholders.

Our Compensation Committee, consisting solely of “outside directors,” as that term is defined by Section 162(m), administers the plan, including, among other things, determining the performance goals for plan participants and the amount of awards payable to them upon the attainment, in whole or in part, of their performance goals. The Compensation Committee also certifies whether or not each participant has met, in whole or in part, his or her performance goals.

No later than 90 days after the commencement of a calendar year, the Compensation Committee is required to designate participants for that year and establish, in writing, the performance goals for each participant and the method of calculating the award that will be payable to each if his or her performance goals are attained, in whole or in part.

The performance goals established by the Compensation Committee for participants are to be based on one or more of the following business criteria: cash generation targets, profit and revenue targets on an absolute or per share basis (including but not limited to EBIT, EBITDA, operating income and EPS), market share targets, acquisition targets, profitability targets (as measured through return ratios or stockholder returns), treatment growth, clinical outcomes, physician relations, employee turnover and employee relations. The performance goals established by the Compensation Committee may apply the criteria to the company as a whole or to any of its subsidiaries or business units.

The maximum amount that may be paid under the plan to any participant for any year is $10 million. Awards can be paid in cash, shares of our common stock or units representing the right to receive shares of our common stock. The Compensation Committee can add restrictions to shares of our common stock or stock units paid under the plan. For the purpose of determining compliance with the annual $10 million payment limit, shares of our common stock or stock units will be valued based on the last reported sale price of our common stock on the payment date, without reduction for any restrictions that the Compensation Committee may have applied. If the payment of an award in shares of our common stock or stock units would require approval under the rules of the principal stock exchange on which our common stock is traded, then that payment must be made under the terms of another of our benefit plans for which additional stockholder approval would not be required.

Awards under the plan can only be paid upon attainment of the performance goals established by the Compensation Committee. Unless otherwise provided in a participant’s employment agreement or otherwise determined by the Compensation Committee, a participant will not be entitled to receive payments under the plan if he or she is not employed by us when the award is paid. The Compensation Committee can decrease, but not increase, the amount that can be paid upon the attainment of the applicable performance goals for a participant, if the Compensation Committee determines that to do so is in our best interests and the best interests of our stockholders.

The Compensation Committee may withhold from any award any amount that a participant owes us.

The Compensation Committee may amend the plan at any time, provided that stockholder approval of any such amendment will be required to the extent necessary under Section 162(m).

The following table sets forth the target awards that each of the following executives is eligible to receive under the plan for fiscal 2005. Our non-executive directors are not eligible to receive awards under the plan and no employees who are not executive officers are eligible to receive awards under the plan. The only executive officers that are eligible to receive awards under the plan for fiscal 2005 are those listed below.

Name and Position	Target Dollar Value ($)
Kent J. Thiry Chairman of the Board and Chief Executive Officer	$8,500,000
Joseph C. Mello Chief Operating Officer	$4,000,000
Thomas L. Kelly Executive Vice President	$4,000,000
All eligible Executive Officers as a Group (3 persons)	$16,500,000

The Board of Directors recommends a vote FOR the amendment and restatement of the DaVita Inc. Executive Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent registered public accounting firm

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Representatives of KPMG are not expected to attend the annual meeting in person, but will be available by teleconference to respond to appropriate questions and to make a statement if they so desire. If KPMG should decline to act or otherwise become incapable of acting, or if KPMG’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2005. Although we are not required to seek stockholder approval of this appointment, the Board of Directors believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

Audit fees

KPMG’s aggregate fees billed for the audit of our annual consolidated financial statements and the three quarterly reviews on our Form 10-Q were $505,000 for the year 2003 and $1,150,000 for the year 2004. The 2004 audit fee includes KPMG’s services in connection with the attestation report on management’s assessment of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act.

Audit-related fees

KPMG’s aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit fees,” including fees for assurance services related to other SEC filings and audits of employee benefit plans, were $75,000 for the year 2003 and $148,600 for the year 2004.

Tax fees

KPMG’s aggregate fees billed for professional services rendered for tax advice and tax planning were $65,000 for the year 2003 and $44,300 for the year 2004. None of these fees were for tax compliance or tax preparation services.

All other fees

KPMG’s aggregate fees billed for products and services other than those described above were $189,000 in the year 2003, and $23,900 in the year 2004, principally related to benefit plan testing.

Pre-approval policies and procedures

The Audit Committee of our Board of Directors is required to pre-approve the audit, audit-related, tax and all other services in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by KPMG and is available on our website located at http://www.davita.com. The Audit Committee pre-approved all such services in 2004 and concluded that such services by KPMG were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of February 28, 2005 by (a) all those persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Percentage of shares beneficially owned
FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	8,399,259	8.4%
Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC (3) 404 B East Main Street Charlottesville, Virginia 22902	6,000,000	6.0%
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, Maryland 21202	4,991,548	5.0%
Times Square Capital Management, Inc. (5) Four Times Square, 25th Floor New York, New York 10036; and CIGNA Corporation One Liberty Place Philadelphia, Pennsylvania 19103	5,233,190	5.2%
Kent J. Thiry (6)	1,581,254	1.6%
Gary W. Beil (7)	37,800	*
Denise K. Fletcher	—	*
Thomas L. Kelly	—	*
Charles J. McAllister (8)	43,499	*
Joseph C. Mello (9)	269,686	*
Lori S. Richardson-Pelliccioni (10)	26,250	*
Joseph Schohl	—	*
Thomas O. Usilton, Jr.	—	*
Nancy-Ann DeParle (11)	19,920	*
Richard B. Fontaine (12)	45,704	*
Peter T. Grauer (13)	30,963	*
Michele J. Hooper (14)	6,233	*
C. Raymond Larkin Jr. (15)	71,536	*
John M. Nehra (16)	67,339	*
William L. Roper (17)	21,672	*
All directors and executive officers as a group (16 persons) (18)	2,221,856	2.2%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 601 Hawaii Street, El Segundo, California 90245.
(2)

Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2005. FMR Corp. is the beneficial owner of these shares through its control of the following entities: Fidelity Management & Research Company, beneficial owner of 7,081,571 shares; Fidelity Management Trust Company, beneficial owner of 1,263,644 shares; and Fidelity International Limited, beneficial owner of 54,044 shares. Mr. Edward C. Johnson 3rd is the chairman of FMR Corp. By virtue of his position as chairman of FMR Corp. and his and Abigail Johnson’s ownership of FMR Corp., they may be deemed to have the sole power to dispose of the 7,081,571 shares owned by Fidelity Management & Research Company. They may be deemed to have the sole power to dispose of 1,263,644 shares and the sole power to vote 1,209,105 shares owned by Fidelity Management Trust Company. By virtue of Mr. Johnson’s position as chairman of Fidelity International Limited, he may be deemed to have the sole power to dispose of and vote the 54,044 shares owned by Fidelity International Limited.

(3)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 14, 2005. Peninsula Investment Partners, L.P. and Peninsula Capital Advisors, LLC are the beneficial owners of 6,000,000 shares with the shared power to vote and dispose of the shares.
(4)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 10, 2005. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. T. Rowe Price Associates, Inc. has the sole power to vote 947,450 of the shares and sole power to dispose of 4,991,548 of the shares.
(5)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 11, 2005. These shares are owned by investment advisory clients for which Times Square Capital Management, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the shares. Times Square Capital Management, Inc. has the sole power to vote 4,157,683 of the shares and the sole power to dispose of 5,233,190 of the shares. CIGNA Corporation is the beneficial owner of these shares through its control of Times Square Capital Management, Inc.
(6)	Includes 22,743 shares held in a family trust and 1,439,944 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 14,463 vested but unissued restricted stock units.
(7)	Includes 23,125 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005.
(8)	Includes 42,500 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005.
(9)	Includes 229,687 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 39,999 vested but unissued restricted stock units.
(10)	All of which are issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005.
(11)	Includes 17,625 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 363 vested deferred stock units issuable one year from the date of grant.
(12)	Includes 37,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 3,217 vested deferred stock units issuable one year from the date of grant.
(13)	Includes 16,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 2,916 vested deferred stock units issuable one year from the date of grant.
(14)	Includes 5,625 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 363 vested deferred stock units issuable one year from the date of grant.
(15)	Includes 64,999 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 2,916 vested deferred stock units issuable one year from the date of grant.
(16)	Includes 29,375 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 363 vested deferred stock units issuable one year from the date of grant
(17)	Includes 16,000 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 2,916 vested deferred stock units issuable one year from the date of grant.
(18)	All directors and executive officers in office on February 28, 2005. Includes 1,950,128 shares issuable upon the exercise of options which are exercisable as of, or will become exercisable within 60 days after, February 28, 2005 and 67,516 vested but unissued restricted stock units.

Information concerning our executive officers

Name	Age	Position
Kent J. Thiry	49	Chairman of the Board and Chief Executive Officer
Gary W. Beil	53	Vice President and Controller
Denise K. Fletcher	56	Chief Financial Officer
Thomas L. Kelly	53	Executive Vice President
Charles J. McAllister, M.D.	57	Chief Medical Officer
Joseph C. Mello	46	Chief Operating Officer
Lori S. Richardson-Pelliccioni	45	Vice President, Chief Compliance Officer and Legal Counsel
Joseph Schohl	36	Vice President, General Counsel and Secretary
Thomas O. Usilton, Jr.	53	Group Vice President

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Mr. Thiry, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled “Information concerning members of our Board of Directors”.

Gary W. Beil became our vice president and controller in November 1999. Mr. Beil served as our interim chief financial officer from February 2004 to November 2004. From 1979 to 1999, Mr. Beil held a variety of divisional and corporate finance positions with The Boeing Company, including corporate vice president and controller from March 1996 to March 1999.

Denise K. Fletcher became our chief financial officer in November 2004. From September 2004 to November 2004, Ms. Fletcher served as senior vice president and special advisor to Mr. Thiry, our chairman and chief executive officer. From September 2000 until May 2003, Ms. Fletcher served as executive vice president, chief financial officer and treasurer of MasterCard Incorporated. From 1996 until joining MasterCard, Ms. Fletcher was senior vice president and chief financial officer of Bowne & Company, a global provider of document management services. From 1988 to 1996, Ms. Fletcher served as managing director of Fletcher Associates, Inc., a consulting company, and from 1980 to 1988, Ms. Fletcher was the treasurer of The New York Times Company, a diversified media company. Ms. Fletcher is a director of Unisys Corporation and Sempra Energy.

Thomas L. Kelly became our executive vice president in June 2004. From 1994 until joining us, Mr. Kelly served as the president and chief executive officer of Mercy Health Plans, Inc., a licensed health maintenance organization operating in Illinois, Missouri and Texas. Mr. Kelly currently serves as a director of Fidelis Care New York, a provider-sponsored non-profit healthcare plan operating exclusively in New York.

Charles J. McAllister, M.D., a nephrologist, became our chief medical officer in July 2000. From 1977 until joining us, Dr. McAllister was in private practice in Florida, including, from 1978, as medical director of two dialysis centers. Dr. McAllister also served as vice president of clinical affairs for Vivra Renal Care, the dialysis services business of Vivra, from 1992 until June 1997, when Gambro Healthcare acquired Vivra Renal Care. Dr. McAllister continued as vice president of clinical affairs for Gambro Healthcare until December 1998.

Joseph C. Mello became our chief operating officer in June 2000. From April 1998 until joining us, Mr. Mello served as president and chief executive officer of Vivra Asthma & Allergy. From August 1994 to April 1998, Mr. Mello held various positions with MedPartners, Inc., including senior vice president/chief operating officer—southeastern region from March 1997 to April 1998. Prior to joining MedPartners, from 1984 to 1994 Mr. Mello was associated with KPMG LLP, where he became a partner in 1989. Mr. Mello is a director of Radiologix, Inc.

Lori S. Richardson-Pelliccioni became our vice president, compliance and chief compliance officer in November 2002 and was also named legal counsel in March 2004. From November 1997 until joining us, Ms. Pelliccioni was associated with PricewaterhouseCoopers LLP, including, since July 2000, as a partner in their health care practice. From 1991 until joining PricewaterhouseCoopers, Ms. Pelliccioni was an Assistant United States Attorney for the United States Department of Justice.

Joseph Schohl became our vice president, general counsel and secretary in November 2004. From 1998 until joining us, Mr. Schohl served as legal counsel to Baxter International Inc., a global medical products and services company. From January 2004 until joining us, Mr. Schohl was corporate counsel with Baxter’s BioScience Business and Transactions Group. From 2001 through 2003, Mr. Schohl served as corporate counsel to Baxter’s Transfusion Therapies Business and from 1998 to 2001, Mr. Schohl was corporate counsel with Baxter’s Corporate Secretary Group. Prior to joining Baxter, he was an attorney at the law firms of Sidley Austin Brown & Wood and Milbank, Tweed, Hadley & McCloy.

Thomas O. Usilton, Jr. became our group vice president in August 2004. From February 2000 until joining us, Mr. Usilton served as president and chief executive officer of Digital Insurance Inc., a leading health and welfare brokerage and services company. From 1995 until founding Digital Insurance Inc. in 2000, Mr. Usilton was senior vice president of Vivra Specialty Partners, a national physicians practice management company. Prior to joining Vivra Specialty Partners, Mr. Usilton served as president and chief executive officer of Premier Asthma and Allergy, a disease management company specializing in asthma management. From 1986 to 1987, Mr. Usilton was general manager and executive vice president of CIGNA Corporation. Prior to his CIGNA Corporation employment, from 1978 to 1985, he served as executive vice president for Health America Inc., a national leader in the Health Maintenance Organization medical insurance field.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) beneficial ownership reporting compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2004, except that a grant of stock options to each of Mr. McAllister, Mr. Beil, and Ms. Pelliccioni and a grant of performance-based stock options to each of Mr. Thiry and Mr. Mello was not timely reported. In addition, due to an administrative error, the annual grant of options and deferred stock units to each of our non-management directors in May 2004 was not timely reported.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and arrangements as of December 31, 2004, including the 1994 Equity Compensation Plan, the 1995 Equity Compensation Plan, the 1997 Equity Compensation Plan, the 1999 Equity Compensation Plan, the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the Special Purpose Option Plan (RTC Plan), the 2002 Equity Compensation Plan, the Employee Stock Purchase Plan and the deferred stock unit arrangements. The material terms of each of these plans and arrangements are described in the notes to the December 31, 2004 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2004. Each of these plans were approved by our stockholders, other than the 1999 Non-Executive Officer and Non-Director Equity Compensation Plan, the RTC Plan and the deferred stock unit arrangements, which were not required to be approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	7,393,107	$17.56	14,446,031	21,839,138
Equity compensation plans not requiring stockholder approval	3,509,769	$13.11	67,337	3,577,106

Total	10,902,876	$16.13	14,513,368	25,416,244

EXECUTIVE COMPENSATION

The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2004 of our chief executive officer and our four most highly compensated executive officers other than our chief executive officer (each, a “named executive officer”) at December 31, 2004.

Summary Compensation Table

							Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Other Annual Compen- sation ($)		Restricted Stock Award(s) ($)(1)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compen- sation ($)
Kent J. Thiry Chairman of the Board and Chief Executive Officer	2004 2003 2002	650,000 640,385 600,000	1,975,000 750,000 840,000		82,139 78,380 52,936	(2) (4) (7)	— 1,127,500 749,000	(3) (5) (8)	600,000 450,000 900,000	— — —	— 1,850 28,441	(6) (6)

Joseph C. Mello Chief Operating Officer	2004 2003 2002	473,075 383,616 335,963	400,000 450,000 339,000		6,514 — —	(9)	— 422,800 374,500	(10) (11) (12)	243,750 225,000 150,000	— — —	— 1,050 13,270	(6) (6)

Charles J. McAllister, M.D. Chief Medical Officer	2004 2003 2002	231,378 205,846 200,000	135,000 70,000 50,000		— — —		— — —		30,000 15,000 —	— — —	— 620 8,106	(6) (6)

Thomas L. Kelly Executive Vice President	2004 2003 2002	242,308 — —	111,120 — —	(13)	63,543 — —	(14)	1,180,000 — —	(15)	187,500 — —	— — —	— — —

Lori S. Richardson-Pelliccioni Chief Compliance Officer	2004 2003 2002	230,768 209,999 26,251	101,200 110,750 —		— — —		— 48,280 —	(16)	80,000 45,000 120,000	— — —	— 45,000 —	(17)

(1)	Bonuses are reported for the year with respect to which they were earned, regardless of when such bonus is paid. Bonuses are paid in cash, restricted stock units or a combination of cash and restricted stock units. The cash component of a bonus is included under the Bonus column and the restricted stock unit component of a bonus is included, together with other restricted stock unit awards, under the Restricted Stock Awards column.
(2)	Includes $64,889 for personal use of aircraft leased by the company calculated in accordance with the standard industry fare level (“SIFL”) rates set by the Internal Revenue Service (“IRS”). The incremental cost to the company from this usage, which was primarily related to taxable long-distance commuting, was approximately $190,500. These amounts are calculated on the basis of a twelve-month period ending October 31, 2004, which period is consistent with the company’s reporting period for the IRS. As part of his aggregate compensation, Mr. Thiry is authorized by the Compensation Committee to use the leased aircraft for long-distance commuting and for a fixed number of hours per year for personal use, and is required to compensate the company for any usage in excess of this amount. Also includes imputed taxable income for personal use of an apartment leased by the company of $5,250, and an annual automobile allowance of $12,000, in each case primarily related to costs associated with long-distance commuting.
(3)	Mr. Thiry is expected to receive an equity-based award under the DaVita Inc. Executive Incentive Plan (“EIP”) in recognition of 2004 performance; however, the amount of such award has not yet been determined. As of December 31, 2004, Mr. Thiry held 120,968 restricted stock units valued at $4,781,865 based on the closing price of our common stock on December 31, 2004.
(4)

Includes $66,080 for personal use of aircraft leased by the company calculated in accordance with the SIFL rates set by the IRS. The incremental cost to the company from this usage, which was primarily related to taxable long-distance commuting, was approximately $208,800. These amounts are calculated on the basis of a twelve-month period ending October 31, 2003, which period is consistent with the company’s reporting period for the IRS. Also includes imputed taxable income for personal use of an apartment leased by the company of $300, and an annual automobile allowance of $12,000, in each case primarily related to costs associated with long-distance commuting.

(5)	Consists of 37,500 restricted stock units granted on March 24, 2004, in recognition of 2003 performance, which vest in three equal annual installments beginning on March 24, 2007. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on March 24, 2004.
(6)	Consists of contributions to our profit sharing plan.
(7)	Includes $34,336 for personal use of aircraft leased by the company calculated in accordance with the SIFL rates set by the IRS. The incremental cost to the company from this usage, which was primarily related to taxable long-distance commuting, was approximately $147,500. These amounts are calculated on the basis of a twelve-month period ending October 31, 2002, which period is consistent with the company’s reporting period for the IRS. Also includes imputed taxable income for personal use of an apartment leased by the company of $6,600, and an annual automobile allowance of $12,000, in each case primarily related to costs associated with long-distance commuting.
(8)	Consists of 36,363 restricted stock units granted on April 4, 2003, in recognition of 2002 performance, which vest in three equal annual installments beginning on April 4, 2006. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on April 4, 2003.
(9)	Consists of $6,514 for personal use of aircraft leased by the company, calculated in accordance with the SIFL rates set by the IRS. The incremental cost to the company from this usage was approximately $23,500. These amounts are calculated on the basis of a twelve-month period ending October 31, 2004, which period is consistent with the company’s reporting period for the IRS.
(10)	Mr. Mello is expected to receive an equity-based award under the EIP in recognition of 2004 performance; however, the amount of such award has not yet been determined. As of December 31, 2004, Mr. Mello held 101,335 restricted stock units valued at $4,005,773 based on the closing price of our common stock on December 31, 2004.
(11)	Consists of 14,062 restricted stock units granted on March 24, 2004, in recognition of 2003 performance, which vest in three equal annual installments beginning on March 24, 2007. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on March 24, 2004.
(12)	Consists of 18,182 restricted stock units granted on April 4, 2003, in recognition of 2002 performance, which vest in three equal annual installments beginning on April 4, 2006. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on April 4, 2003.
(13)	Mr. Kelly’s employment commenced in June 2004 and his bonus represents a prorated amount for the portion of the year that he was employed with the company.
(14)	Consists of a relocation allowance.
(15)	Consists of 37,500 restricted stock units granted on June 7, 2004, which vest in three equal annual installments beginning on June 7, 2007. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on June 7, 2004. As of December 31, 2004, Mr. Kelly held 37,500 restricted stock units valued at $1,482,375 based on the closing price of our common stock on December 31, 2004. Mr. Kelly is expected to receive an equity-based award under the EIP in recognition of 2004 performance; however, the amount of such award has not yet been determined.
(16)	Consists of 3,000 restricted stock units granted on May 28, 2003, which vest in three equal annual installments beginning on May 28, 2006. The value of such units is based on the closing price of our common stock on the New York Stock Exchange on May 28, 2003. As of December 31, 2004, Ms. Pelliccioni held 3,000 restricted stock units valued at $118,590 based on the closing price of our common stock on December 31, 2004.
(17)	Consists of a deferred bonus award of $45,000 vesting in three equal annual installments beginning on December 30, 2004.

The following table sets forth information concerning options granted to each of the named executive officers during 2004:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year		Exercise Or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(4)
Kent J. Thiry	450,000 150,000	(1) (2)	17.1 5.7	% %	30.07 30.07	03/24/09 03/24/09	4,211,055 1,403,685
Joseph C. Mello	168,750 75,000	(1) (2)	6.4 2.9	% %	30.07 30.07	03/24/09 03/24/09	1,579,146 701,843
Charles J. McAllister, M.D.	30,000	(3)	1.1%		28.01	08/12/09	261,648
Thomas L. Kelly	187,500	(1)	7.1%		31.47	06/07/09	1,864,988
Lori S. Richardson-Pelliccioni	50,000 30,000	(3) (3)	1.9 1.1	% %	28.01 37.91	08/12/09 12/19/09	436,080 301,212

(1)	These nonqualified stock options vest 25% on each of the first four anniversaries of the grant date, subject to accelerated vesting upon a change of control.
(2)	These nonqualified stock options vest 100% on the 30th day prior to the fifth anniversary of the grant date, subject to accelerated vesting upon the achievement of certain performance objectives or upon a change of control.
(3)	These nonqualified stock options vest 25% on the first anniversary of the grant date, 8.33% after the 20th month from the grant date, then 8.33% every four months thereafter until fully vested after 52 months from the grant date, subject to accelerated vesting upon a change of control.
(4)	The estimated grant date present value reflected in the above table was determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following: (a) the respective option exercise price for each individual grant, equal to the fair market value of the underlying stock on the date of grant; (b) the exercise of options within three and one half years of the date of grant; (c) an average risk-free interest rate of 2.71% per annum; (d) average volatility of 37.7%; and (e) a dividend yield of 0%. The ultimate values of the options will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. We cannot assure that the value realized by an optionee will be at or near the value estimated by the Black-Scholes model or any other model applied to value the options.

The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2004:

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY- End($)
Name	Shares Acquired On Exercise(#)	Value Realized($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable (2)
Kent J. Thiry	912,500	23,523,855	1,249,944/1,470,000	37,092,229/27,921,104
Joseph C. Mello	345,000	8,786,184	187,500/ 506,250	4,899,375/ 9,010,809
Charles J. McAllister, M.D.	25,000	715,502	35,000/ 52,500	970,716/ 951,525
Thomas L. Kelly	—	—	— / 187,500	— / 1,511,869
Lori S. Richardson-Pelliccioni	11,250	182,767	60,000/ 173,750	1,387,002/ 2,882,241

(1)	Value realized upon exercise is determined by subtracting the exercise price from the closing price for our common stock on the date of exercise as reported by the New York Stock Exchange or, for same-day sales, from the actual sale price, and multiplying the remainder by the number of shares of common stock purchased.
(2)	Year-end value is determined by subtracting the exercise price from the fair market value of $39.53 per share, the closing price for our common stock on December 31, 2004 as reported by the New York Stock Exchange, and multiplying the remainder by the number of underlying shares of common stock.

Employment agreements

On October 18, 1999, we entered into an employment agreement with Mr. Thiry. This agreement was subsequently amended on May 20, 2000 and November 28, 2000, and a further amendment to the agreement was approved by the Compensation Committee on March 30, 2005. As amended, the employment agreement provides for an initial term through December 31, 2001 and will continue thereafter with no further action by either party for successive one-year terms. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Thiry will be entitled to a lump sum payment equal to 2.99 times the sum of his then-current base salary and average bonus. Any additional compensation payable to Mr. Thiry upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On June 15, 2000, we entered into an employment agreement with Mr. Mello. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Mello is entitled to receive an annual performance bonus with the actual amount decided by our chief executive officer and/or Board of Directors. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause, Mr. Mello will be entitled to lump sum payment of his then-current base salary and a lump sum payment equal to two times the sum of the normal bonus he received for the immediately preceding calendar year. Any additional compensation payable to Mr. Mello upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On July 19, 2000, we entered into an employment agreement with Dr. McAllister. The employment agreement provides for an initial term through July 19, 2002. Thereafter, Dr. McAllister’s employment will be at will, with either party permitted to terminate the agreement at any time, with or without cause, and with or without notice. Dr. McAllister is entitled to receive an annual performance bonus of up to $100,000, with the actual amount, including any amount in excess of the terms of the agreement, to be decided by our chief executive officer and/or Board of Directors.

On June 7, 2004, we entered into an employment agreement with Mr. Kelly. This agreement provides for employment at will, with either party permitted to terminate the agreement at any time with or without cause, subject to notice requirements. Mr. Kelly is entitled to receive an annual discretionary performance bonus of up to $300,000, with the actual amount, including any amount in excess of the terms of the agreement, to be decided by our chief executive officer and/or the Board of Directors. In the event of a constructive discharge following a change in control or a termination for any reason other than material cause or disability, Mr. Kelly will be entitled to receive his base salary for the two year period following his termination. Any additional compensation payable to Mr. Kelly upon a change in control would not be reduced by tax obligations possibly imposed by sections 280G or 4999 of the Internal Revenue Code.

On October 15, 2002, we entered into an employment agreement with Ms. Pelliccioni. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time with or without cause. Ms. Pelliccioni is entitled to receive an annual performance bonus of up to $135,000, with the actual amount, including any amount in excess of the terms of the agreement, to be decided by our chief executive officer and/or Board of Directors.

Each of the employment agreements set forth above include provisions limiting the officer’s ability to compete with us or solicit our employees and customers for a period of one to two years following termination of employment.

Management share ownership policy

We have a share ownership policy which applies to all members of our management team at the vice president level and above. The purpose of the policy is to encourage our senior management team to have an ownership stake in the company by retaining a specified number of shares of our common stock. Failure to meet the share ownership guidelines is a factor considered in future compensation and management responsibility decisions.

Both shares owned directly and shares underlying vested, unexercised stock options and vested restricted stock units are counted in determining whether the share ownership guidelines are met. The shares retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the executive in excess of $100,000; or

•	a specific multiple of the executive’s base salary.

The salary multiples range from one times salary for vice presidents to three times salary for our chief operating officer and chief financial officer to five times salary for our chief executive officer. As of February 28, 2005 the number of shares that the current named executive officers were required to hold under this policy were as follows: Mr. Thiry, 76,941 shares; Mr. Mello, 35,511 shares; Dr. McAllister, 11,364 shares; Mr. Kelly, 0 shares; and Ms. Pelliccioni, 7,347 shares.

As of February 28, 2005, 39 of the 40 members of our management team who were subject to this policy, including all of our executive officers, met these share ownership guidelines.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and principal accounting officer, general counsel, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our teammates. The code of ethics and the code of conduct can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

REPORT OF THE COMPENSATION COMMITTEE

REGARDING COMPENSATION

The Compensation Committee of our Board of Directors is currently composed of three independent, non-employee directors. The committee generally meets four to five times a year and the chair has frequent, informal conversations with the other members of the committee. The Compensation Committee met five times during 2004.

Compensation objectives

We have two primary objectives in setting executive officer compensation:

•	Attract and retain outstanding leadership; and

•	Align executive compensation with the annual and long-term goals of the company, with an emphasis on variable (versus fixed) compensation tied to corporate and individual performance.

Executive compensation

Toward the end of each fiscal year or at the beginning of the following fiscal year, our chief executive officer conducts a performance and compensation review of each other executive officer. Annual salary and bonus recommendations are then made to and reviewed and voted upon by the Compensation Committee. Our chief executive officer also reviews his detailed quantitative and qualitative assessments of the performance of each of the other executive officers with the committee.

Philosophically, the Compensation Committee attempts to relate executive compensation to those variables over which the individual executive generally has control, as well as to the overall performance of the company. Included in the committee’s criteria for approval of recommended salary adjustments, and particularly bonuses and stock-based awards, are achievements measured against annual financial and non-financial targets set at the beginning of the fiscal year for each executive and the company as a whole. These targets were reviewed with the full Board of Directors at the beginning of the year. The financial objectives include improvements in company net operating profit, cost per treatment, operating income growth, revenue growth and capital structure. The non-financial objectives include improvements in quality of care and treatment growth, selection and implementation of improved financial, operating and clinical information systems, enhancement of management performance in attracting and retaining high-performing teammates throughout our organization, implementation of successful public policy efforts and advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

For 2004 performance, incentive awards for executive officers included cash bonuses, stock options and restricted stock unit awards. Compensation was weighted heavily toward these variable components, with the continuing objective of shifting to more variable pay for performance.

CEO compensation

Mr. Thiry’s compensation was initially negotiated with him when he agreed to become the chairman and chief executive officer in October 1999. His initial compensation was established in his employment agreement, and this agreement provides a framework for future compensation decisions. Within this framework, the Compensation Committee has considerable latitude in determining future salary, and in setting bonus levels and granting stock-based awards. The committee also reserves the right to pay outside the terms of this agreement when performance and other circumstances warrant and when in the best interests of stockholders.

Each year, working with an executive compensation consultant, the Compensation Committee compares the compensation of chief executive officers within a peer group of healthcare companies. This peer group is the same peer group used in the comparative performance graph set forth in this proxy statement. In the first quarter of 2005, the Compensation Committee conducted a detailed assessment of Mr. Thiry’s and the company’s performance. Mr. Thiry’s and the company’s performance was compared to the quantitative and qualitative financial, operational, strategic and other objectives that the committee had previously reviewed and approved. In assessing Mr. Thiry’s performance, the committee also reviewed detailed written evaluations of Mr. Thiry’s performance completed by Mr. Thiry’s direct reports and the other members of the management team who worked most closely with Mr. Thiry in 2004. In addition, each Board member completed a detailed written evaluation of Mr. Thiry’s performance. These assessments of Mr. Thiry’s performance, combined with the peer group comparison, formed the basis for the determination of Mr. Thiry’s cash and stock-based compensation.

Under his employment agreement, Mr. Thiry’s annual base salary was initially established at $500,000, and is subject to annual review for merit increases. Mr. Thiry’s annual base salary was $650,000 during 2004. The committee has determined that Mr. Thiry’s base salary for 2005 will be increased to $800,000.

Mr. Thiry is eligible to receive a bonus each year based upon our achievement of performance goals as determined by the committee and the independent directors in accordance with the Compensation Committee charter. In March 2004, the committee determined that Mr. Thiry would be eligible for a cash bonus and restricted stock award of up to $7,000,000 under the DaVita Inc. Executive Incentive Plan. The number of shares of restricted stock awarded is determined by the market price of our common stock on the date of the award. In order for Mr. Thiry to receive these awards, we had to achieve the operating income goals that the committee established for these awards in March 2004. Additionally, the committee retained the discretion, even if the performance goal was met, to reduce the foregoing awards to the extent it deems appropriate. The performance goal established for 2004 was met.

In March 2005, the committee determined that Mr. Thiry’s bonus for 2004 would include a cash award of $1,975,000 under the DaVita Inc. Executive Incentive Plan. In addition to the cash award, the committee also authorized Mr. Thiry personal travel allowances in 2005, primarily related to taxable long-distance commuting, consistent with 2004. The equity-based component of Mr. Thiry’s 2004 bonus under the DaVita Inc. Executive Incentive Plan has not yet been determined. In recommending such equity grant, the committee’s goal will be to reward Mr. Thiry commensurate with his 2004 performance, to align his incentive compensation more closely with long-term stockholder value, and to provide equity compensation competitive to that of similar-performing chief executive officers and companies in the peer group.

Long-term incentive compensation

To be competitive in attracting and retaining qualified executive officers and to provide them with performance incentives in addition to salary and bonuses, we have adopted equity compensation plans. In approving stock option and restricted stock unit grant recommendations, the Compensation Committee considers primarily the impact the executive is expected to have on increasing stockholder value and achieving company objectives, and recent performance toward specific goals that contribute to those results. Such specific goals differ among executives, but all relate to the speed and effectiveness with which the company is achieving its mission to be the provider, partner and employer of choice.

$1 million pay cap

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid each year to a publicly-held company’s chief executive officer and to its four most highly paid senior executive officers to $1 million per person. Excluded from the $1 million limitation is compensation that meets pre-established performance criteria or results from the exercise of stock options that meet established criteria. The company’s stock option plans and individual grants of stock options under these plans are structured to meet the criteria that excludes them from the $1 million limitation. The DaVita Inc. Executive Incentive Plan is designed to result in cash and stock-based awards that qualify as performance-based compensation under Section 162(m). The committee intends to structure performance-based compensation to meet the requirements of Section 162(m), including through awards under the DaVita Inc. Executive Incentive Plan, but reserves the right to pay compensation that may not be tax deductible when it believes that it would be in our best interests and those of our stockholders.

COMPENSATION COMMITTEE

Richard B. Fontaine (Chair)

Peter T. Grauer

John M. Nehra

STOCK PRICE PERFORMANCE

The following graph shows a comparison of our cumulative total returns, the Standard & Poor’s MidCap 400 Index and a peer group index that we have constructed. The graph assumes that the value of an investment in our common stock and in each such index was $100.00 on December 31, 1999 and that all dividends have been reinvested. The peer group index consists of the following companies: Advance PCS, Apria Healthcare Group, Caremark Rx, Covance, Laboratory Corp. of America, Lincare Holdings, Omnicare, Priority Healthcare, Quest Diagnostics and Renal Care Group. The companies in the peer group index are other providers of non-acute, outpatient or related healthcare services whom we believe are most comparable to us. The peer group index is weighted for the market capitalization of each company within the group.

The comparison in the graph below is based solely on historical data and is not intended to forecast the possible future performance of our common stock.

COMPARISON OF FIVE-YEAR

CUMULATIVE TOTAL RETURN AMONG DAVITA INC.,

S&P MIDCAP 400 INDEX, AND PEER GROUP

	December 31 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
DaVita Inc.	$100.00	$256.10	$365.60	$368.90	$583.20	$886.70
S&P MidCap 400 Index	$100.00	$117.50	$116.80	$99.80	$135.40	$157.70
Peer Group	$100.00	$211.90	$217.00	$181.20	$256.40	$341.20

Note:	Assumes an initial investment of $100.00 on December 31, 1999. Total return includes reinvestment of dividends. AdvancePCS is included in the peer group until February 29, 2004; AdvancePCS was acquired during March 2004.

The information contained above under the captions “Report of the compensation committee regarding compensation” and “Stock price performance” will not be considered “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Joseph C. Mello, our chief operating officer, is the sole shareholder and sole director of two privately-owned companies that have been incorporated in New York to acquire the health facility licenses that are required to operate dialysis centers in New York. New York law prohibits publicly-held companies from owning these facility licenses. Even though we own substantially all of the assets, including the fixed assets, of our New York dialysis centers, the licenses must be held by privately-owned companies, with which we enter into agreements to provide equipment, leased real property and a broad range of administrative services, including billing and collecting. Until the state approves the issuance of the licenses to the companies owned by Mr. Mello, we have similar agreements with the current owners of the licenses, who have agreed to surrender the licenses to the companies owned by Mr. Mello upon state approval. We have also committed to provide financing to Mr. Mello and the companies owned by Mr. Mello for the future working capital needs of these entities, as required by the state. As of December 31, 2004, neither of these companies had yet acquired any health facility licenses and we had not advanced any working capital to them or Mr. Mello. The shares of these companies are subject to share transfer restriction agreements, under which Mr. Mello cannot transfer the shares without our consent, and we can require Mr. Mello to transfer the shares to another individual whom we designate at any time. All assets, liabilities, and operating results of these companies are included in our consolidated financial statements.

Nancy-Ann DeParle, one of our directors, is a senior advisor to JPMorgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc., which was an initial purchaser of our 6 5/8% senior notes and our 7 1/4% senior subordinated notes, and an affiliate of JPMorgan Chase Bank, N.A., which we expect will be the administrative agent, collateral agent and a lender under the new senior secured credit facilities which we expect to enter into to finance our pending acquisition of Gambro Healthcare, Inc.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accounting firm their firm’s independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

C. Raymond Larkin, Jr. (Chair)

Nancy-Ann DeParle

John M. Nehra

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

If you wish to present a proposal for action at the 2006 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 15, 2005 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2006 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than February 12, 2006, and no earlier than January 13, 2006.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2005 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2004 annual report is being mailed to each stockholder of record together with this proxy statement. The 2004 annual report includes our audited financial statements for the year ended December 31, 2004. Our annual report on Form 10-K includes these financial statements, as well as supplementary financial information and certain schedules. The annual report and Form 10-K are not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 601 Hawaii Street, El Segundo, California 90245, (800) 310-4872 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and

Secretary

El Segundo, California

April 11, 2005

APPENDIX A

DAVITA INC. AUDIT COMMITTEE CHARTER

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, disclosure controls and legal compliance.

•	Appoint the Company’s independent auditors. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct oversight over the independent auditors as well as direct access to anyone in the Company. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, and other experts it deems necessary in the performance of its duties, on such terms and conditions as the Audit Committee shall determine.

II.	Audit Committee Composition and Meetings

The composition of the Audit Committee shall meet the requirements of the Securities and Exchange Commission (SEC) and the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. At least one member of the Audit Committee shall also serve as a member of the Compliance Committee. Audit Committee members may not, other than in their capacity as either a member of the Audit Committee or the Board of Directors, accept any consulting, advisory, or other compensatory fees from the Company.

All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If the Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. A quorum for the transaction of business at any meeting of the Committee shall consist of a majority of the Committee members. Representatives of management and the independent auditor shall attend meetings as necessary. The Audit Committee shall meet in executive session and separately with each of the following at least annually; the independent auditors, management responsible for financial reporting and related internal control systems, and the executive responsible for internal audit. In addition, the Audit Committee, its Chair, or other Committee member designated by the Committee, shall meet with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

The Audit Committee will report regularly to the Board of Directors and address any issues that arise with respect to the quality or integrity of the Company’s financial reporting process and related internal controls.

III.	Audit Committee Responsibilities and Duties

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Assess at least annually, the performance of the Audit Committee and each of its members with respect to the responsibilities and duties specified in this Charter.

3.	Determine the integrity of the Company’s financial reporting processes and controls through consultation with management, the independent auditors, and the internal auditors. Discuss significant risk areas and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal audit department together with management’s responses.

4.	Review with management and the independent auditors the Company’s annual audited financial statements and management’s discussion and analysis included in the Company’s Form 10-K prior to filing or distribution. Discuss significant issues regarding accounting principles, practices and judgments, and other matters required to be communicated to audit committees under the independent auditors professional governance standards.

5.	Review with management and the independent auditors the Company’s quarterly financial results and disclosures prior to release of the quarterly results, and the Company’s quarterly financial statements and disclosures prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with their professional governance standards. The Committee Chair or other designated Committee member may represent the entire Audit Committee for purpose of this review.

6.	Resolve any disagreement between management and the independent auditors regarding financial reporting matters. Engage outside accounting, legal, or other experts as deemed appropriate to resolve such disagreement.

7.	Review the qualifications, independence and performance of the auditors annually, including review of the independent auditors quality control procedures, all relationships between the independent auditors and the Company, and any material audit services issues noted in the most recent internal quality control review or in any reviews of the independent auditors by a governing body in the most recent five years. Discharge the auditors and appoint new independent auditors when circumstances warrant. Approve the fees to be paid to the independent auditors, and review all significant relationships they have with the Company or other matters that could bear on the auditors’ independence.

8.	Approve all work to be performed by, and compensation paid to, the independent auditors prior to engagement, ensuring that such work does not violate regulatory restrictions. Authority for approval may be delegated to an individual Audit Committee member. The full Audit Committee will review at each regularly scheduled meeting a summary of services performed by the independent auditors and the associated compensation.

9.	Review the independent auditors’ audit plan including scope considerations, staffing, and reliance upon internal audit.

10.	Ensure that the chief internal audit executive has direct access to the Audit Committee and is accountable to the Committee.

11.	Review the appointment, reassignment or dismissal and compensation of the chief internal audit executive.

12.	Review the scope and effectiveness of the Company’s internal audit function including responsibilities, budget and staffing.

13.	Review with the chief internal audit executive the annual internal audit plan, deviations from the original plan, results of completed audits, status of outstanding audit recommendations and any restrictions on the scope of work or access to required information.

14.	Review with the Company’s counsel any legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies.

15.	Review controls over and activities regarding related party transactions and potential conflicts of interests concerning directors and officers at least annually.

16.	Prepare reports to shareholders as required by the SEC.

17.	Establish a process and procedures whereby employees may confidentially report concerns regarding the Company’s accounting, internal accounting controls or auditing matters, and ensure that employees making such reports are protected from retaliation.

18.	Establish clear hiring policies for hiring individuals associated with the independent auditors.

19.	Perform any other activities consistent with this Charter, the Company’s by-laws and applicable laws as the Audit Committee or the Board deems necessary or appropriate.

APPENDIX B

AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

DAVITA INC. EXECUTIVE INCENTIVE PLAN

(As Amended and Restated Effective March 30, 2005)

PURPOSE.

The purpose of the DaVita Inc. Executive Incentive Plan (the “Plan”) is to provide annual incentive compensation payments (“Awards”) to senior executives that are directly tied to the attainment of business objectives of DaVita Inc. (the “Company”) and to the attainment of its mission to be the partner, provider, and employer of choice and that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

ELIGIBILITY.

The Chief Executive Officer of the Company and each other senior executive of the Company who is determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) to be likely to deemed to be a “covered employee” under Section 162(m) of the Code for a calendar year shall be eligible to participate in the Plan for such calendar year (the “Participants”).

ADMINISTRATION.

The Plan shall be administered by the Committee, which shall consist solely of two (2) or more directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code. The members of the Committee shall be appointed by the Board and may be changed from time to time at the discretion of the Board.

The Committee shall have the authority:

(1)	to select the Participants in the Plan for each calendar year;

(2)	to establish and administer the performance goals and the amount of the Award for each Participant for each calendar year;

(3)	to certify whether the performance goals for each Participant for each calendar year have been satisfied;

(4)	to construe, interpret, and implement the Plan;

(5)	to prescribe, amend, and rescind rules and regulations relating to the Plan and the administration of the Plan;

(6)	to make all determinations necessary or advisable in administering the Plan; and

(7)	to reduce the amount payable under any Award granted under the Plan if, in the judgment of the Committee, such reduction is in the best interests of the Company and its stockholders.

Any determination by the Committee shall be final and binding.

AWARDS.

No later than 90 days after the commencement of each calendar year, the Committee shall designate the Participants for such calendar year, shall establish, in writing, the performance goals for each Participant and the method of calculating the amount of the Award that will be payable under the Plan to each Participant if the performance goals established by the Committee for the Participant are attained, in whole or in part. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the Award that would be payable to the Participant upon attainment of the goals.

The performance goals for each Participant shall be based on one or more of the following business criteria: cash generation targets, profit and revenue targets on an absolute or per share basis (including but not limited to EBIT, EBITDA, operating income and EPS), market share targets, acquisition targets, profitability targets (as measured through return ratios or stockholder returns), treatment growth, clinical outcomes, physician relations, employee turnover and employee relations. Such business criteria may, in the discretion of the Committee, be applied to the Participant, the Company as a whole, or any designated subsidiary or business unit of the Company or a subsidiary thereof.

PAYMENT OF AWARDS.

As soon as practicable after the Committee’s certification of a Participant’s attainment of the performance goals established by the Committee for such Participant, the Company shall pay to the Participant the amount of the Award earned by the Participant. Payment may be made in cash, in shares of common stock of the Company (“Common Stock”), or in units representing the right to receive shares of Common Stock (“Stock Units”). Shares of Common Stock or Stock Units granted to a Participant in payment of an Award may be subject to such restrictions as determined by the Committee in its discretion. The date on which a cash payment is made to the Participant in the case of an Award paid in cash, or the date on which shares of Common Stock or Stock Units are granted to the Participant in the case of an Award paid in shares of Common Stock or Stock Units, is hereinafter referred to as the “Payment Date”. To the extent the payment of an Award in shares of Common Stock or Stock Units would require stockholder approval under the rules of the principal national securities exchange on which the Common Stock is traded or listed, such payment shall be made pursuant to an equity compensation plan of the Company, other than the Plan, under which such payment can be made without further approval by the Company’s stockholders.

The maximum amount that may be paid as an Award under the Plan to any Participant for any calendar year is Ten Million Dollars ($10,000,000). For this purpose, the amount of an Award that is paid in shares of Common Stock or Stock Units shall be valued without reduction for any restrictions to which such shares of Common Stock or Stock Units may be subject and shall be based on the last reported sale price regular way on the Payment Date, or if no such reported sale takes place on the Payment Date, the average of the last reported bid and ask prices regular way on the Payment Date, in either case on the principal national securities exchange on which the Common Stock is traded or listed. If on the Payment Date the principal national securities exchange on which the Common Stock is traded or listed is closed, the value of the shares of Common Stock or Stock Units shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and asked prices are available.

An Award shall be paid under this Plan to a Participant for any calendar year solely on account of the attainment of the performance goals established by the Committee with respect to such Participant for such calendar year. An Award to a Participant shall, except as otherwise provided herein, also be contingent upon the Participant’s continued employment by the Company or a subsidiary of the Company on the Payment Date.

OFFSETS OF BENEFITS.

The Company shall have the right to withhold from Award payments any amounts that a Participant owes to the Company. The Company also shall have the right to use any Award to offset any incentive compensation payments required to be provided to an employee pursuant to the terms of that employee’s employment agreement.

TERMINATION OF EMPLOYMENT.

If a Participant’s employment with the Company terminates prior to the Payment Date for an Award, then the Participant shall not be entitled to any payment with respect to the Award, unless otherwise provided by the terms of the Participant’s employment agreement, or otherwise determined by the Committee, in its sole discretion.

If any payee is a minor, or if the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

EFFECTIVE DATE.

Payment of any Award under this amended and restated Plan shall be contingent upon stockholder approval of this amended and restated Plan pursuant to Section 162(m) of the Code. All Awards under this amended and restated Plan shall be null and void if this amended and restated Plan is not approved by such stockholders.

After stockholder approval of this amended and restated Plan has been obtained at the 2005 annual meeting of stockholders, the material terms of the performance goals shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting in 2010.

COMMITTEE CERTIFICATION.

Prior to the payment of any Award to a Participant, the Committee will certify in writing that the applicable performance goals were in fact satisfied.

AMENDMENT OF THE PLAN.

The Board may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any Participant’s rights with regard to outstanding, previously certified Awards.

ASSIGNABILITY.

No Awards granted under the Plan shall be pledged, assigned, or transferred by any Participant except by a will or by the laws of descent and distribution. Any estate of any Participant receiving any Award under the Plan shall be subject to the terms and conditions of the Plan.

TAX WITHHOLDING.

Award payments made to Participants shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

NO CONTRACT OF EMPLOYMENT.

Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, the Committee or the Board pursuant to the Plan and its provisions, shall be construed as giving to any employee or Participant the right to be retained in the employ of the Company.

OTHER PROVISIONS.

Any expenses and liabilities incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

Amounts paid to a Participant with respect to Awards under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant’s estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of such other employee benefit plan or similar arrangement.

The Plan and all actions taken under the Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS - MAY 13, 2005

TO OUR STOCKHOLDERS:

We will hold our 2005 annual meeting of the stockholders of DaVita Inc., a Delaware corporation, on Friday, May 13, 2005 at 9:30 a.m., San

Francisco time, at the Hyatt Regency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, for the following purposes, which are further described in the accompanying Proxy Statement:

1. To elect eight directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

2. To amend and restate the DaVita Inc. Executive Incentive Plan;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005; and

4. To transact other business as may properly come before the annual meeting or any adjournment thereof. Our Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2004 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Joseph Schohl

Vice President, General Counsel and

Secretary

El Segundo, California

April 11, 2005

DAVITA INC.

COMMON STOCK P R O X Y BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of DAVITA INC.

The undersigned hereby appoints Kent J. Thiry or Joseph Schohl or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of DAVITA INC., to be held at 9:30 a.m., San Francisco time, on May 13, 2005 at the Hyatt Recency San Francisco Airport, 1333 Old Bayshore Highway, Burlingame, California 94010, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked.

Receipt of Notice of Annual Meeting and Proxy Statement dated April 11, 2005 is hereby acknowledged.

To include any comments, please mark this box.

DAVITA INC.

P.O. BOX 11308

NEW YORK, N.Y. 10203-0308

DETACH PROXY CARD HERE

Please mark, sign, date and

return this Proxy in the

accompanying prepaid

envelope.

Votes must be indicated

(x) in Black or Blue ink.

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1.

The Board of Directors recommends a vote FOR Proposal 2.

FOR AGAINST ABSTAIN

1. Election of Directors

FOR all nominees

listed below

WITHHOLD AUTHORITY to vote

for all nominees listed below

*EXCEPTIONS

2. Amendment and restatement of the DaVita Inc.

Executive Incentive Plan.

Nominees: Nancy-Ann DeParle, Richard B. Fontaine, Peter T. Grauer, Michele J. Hooper,

C. Raymond Larkin, Jr., John M. Nehra, William L. Roper, M.D., Kent J. Thiry

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the

“Exceptions” box and write that nominee’s name in the space provided below.)

The Board of Directors recommends a vote FOR Proposal 3.

3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2005.

4. Such other business as may properly come before the meeting or any adjournment thereof.

*Exceptions

To change your address, please mark this box and indicate any changes.

S C A N L I N E

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Date Share Owner sign here Co-Owner sign here

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